Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of January 1, 2016 (the “Effective Date”) by and between Emerald Oil, Inc., a Delaware corporation (the “Company”), and McAndrew Rudisill (“Employee”).

WITNESSETH:

WHEREAS, the Company and Employee desire to enter into this Agreement pursuant to which Employee shall provide services to the Company as described herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

Section 1. Position, Duties, and Responsibilities; Place of Performance.

(a)          During the Term of Employment (defined below), Employee shall be employed and serve as the Chief Executive Officer and President of the Company and shall have such duties and responsibilities that are commensurate with such title. The Employee shall report to the Board of the Company and shall carry out and perform all orders, directions and policies given to Employee by the Board of the Company consistent with his position and title.

(b)          Employee shall devote his best efforts, energy and time to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment that materially interferes with Employee’s duties and responsibilities to serve and act in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c)          The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The “Term of Employment” shall mean the period commencing on the Effective Date and, unless terminated sooner as provided in Section 4 hereof, continuing until December 31, 2016; provided, however, that the Term of Employment shall be extended automatically following December 31, 2016 for a one (1) year term and thereafter for successive one (1) year terms on the first anniversary of the then current term if neither the Company nor Employee has advised the other in writing in accordance with Section 10 at least sixty (60) days prior to the end of the then current term that such term will not be extended for an additional one (1) year term.

Section 2.          Compensation.

(a)          Base Salary. During the Term of Employment, Employee shall be paid an annualized base salary (the “Base Salary”), payable in United States dollars and less applicable taxes and deductions and in accordance with the regular payroll practices of the Company, of Four Hundred Fifty Thousand Dollars ($450,000) with increases, if any, as may be approved in writing by the Compensation Committee.

(b)          Annual Bonus. During the Company’s 2016 fiscal year starting January 1, 2016 and ending December 31, 2016 (and subsequent fiscal years, as applicable), subject to the satisfaction of applicable performance criteria and any other conditions as determined by the Compensation Committee, the Employee shall be eligible to receive an annual cash bonus award and annual equity bonus award (collectively, the “Annual Bonus”) as determined by the Compensation Committee in its sole and absolute discretion.

Section 3. Employee Benefits.

(a)        General. During the Term of Employment, Employee shall be entitled to participate in health insurance, retirement plans, directors’ and officers’ insurance coverage and other benefits provided to other senior executives of the Company, as in effect from time to time.

(b)       Vacation and Time Off. During each calendar year of the Term of Employment, Employee shall be eligible for twenty (20) days paid vacation, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of the Company, as in effect from time to time.

Section 4.          Termination.

(a)        General. The Term of Employment shall terminate earlier than as provided in Section 1(c) hereof upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a disability, (iii) a termination by the Company, or (iv) a voluntary election by the Employee to terminate prior to the end of the Term of Employment (in each case, an “Early Termination”). In the event an Early Termination occurs as a result of (i) Employee’s death, (ii) a termination by reason of a disability, (iii) a termination by the Company without Cause (defined below), or (iv) a termination by Employee for Good Reason (defined below), then Employee or his estate or his beneficiaries, as the case may be, shall be entitled to the following:

(i)	All accrued but unpaid Base Salary through the date of termination of Employee’s employment;

(ii)	Any unpaid or unreimbursed expenses incurred in accordance with Section 5 below;

(iii)	Any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein;

(iv)	The full amount of remaining and unpaid Base Salary that would have been paid to Employee had Employee served the duration of the Term of Employment;

(v)	A lump sum cash payment equal to eighteen (18) times the “applicable percentage” of the monthly COBRA premium cost applicable to Employee if Employee (or his dependents) were to elect COBRA coverage (“Monthly COBRA Premium”), or similar coverage as provided by similar state law, in connection with such termination, (for purposes hereof, the “applicable percentage” shall be the percentage of Employee’s health care premium costs covered by the Company as of the date of termination);

(vi)	Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination with such amount determined based on actual performance during such fiscal year as determined by the Compensation Committee;

(vii)	Any Annual Bonus that would have been payable based on actual performance with respect to the year of termination in the absence of the Employee’s termination, death or disability, pro-rated for the period the Employee worked prior to his termination, death or disability, and payable at the same time as the bonus would have been paid in the absence of the Employee’s termination, death or disability; and

(viii)	Immediate vesting of any and all equity or equity-related awards previously awarded to the Employee, irrespective of type of award.

(b)	In the event Employee elects to voluntarily terminate his employment prior to the end of the Term of Employment without Good Reason, then Employee shall be entitled to the obligations set forth in Section 4(a)(i), (ii), (iii) and (vi).

(c)	In the event Company terminates Employee for Cause, then Employee shall be entitled to the obligations set forth in Section 4(a)(i), (ii) and (iii), as well as a lump sum cash payment equal to twelve (12) times the Monthly COBRA Premium.

(d)	If, upon a Change of Control of the Company or during the eighteen (18) month period following such Change of Control, Employee is terminated by the Company (or successor entity, as applicable) without Cause or Employee terminates Employee’s employment with Good Reason, then the Employee shall be entitled to the obligations set forth in Section 4(a)(i), (ii), (iii), (vi), one times the 2016 Base Salary, and a lump sum cash payment equal to twelve (12) times the Monthly COBRA Premium.

(e)	The amounts payable to Employee under this Section 4 shall be paid within thirty (30) days from the date of such termination.

(f)	For purposes of this Agreement, “Cause” shall be defined as (i) a material breach of the terms and conditions of Employee’s employment agreement with the Company, (ii) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder that is injurious to the Company or any affiliate of the Company, (iii) willful failure or refusal by Employee to perform in any material respect Employee’s duties or responsibilities, (iv) misappropriation by Employee of any assets of the Company or any or any affiliate of the Company, (v) embezzlement or fraud committed by Employee, or at Employee’s direction, (vi) Employee’s conviction of, or pleading “guilty” or “no contest” to a felony under state or federal law.

(g)	For purposes of this Agreement, “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s title, duties, compensation or responsibilities, (ii) the failure of the Company to pay any compensation hereunder when due or to perform any other obligation of the Company under this Agreement, or (iii) the relocation of Employee’s principal place of employment by more than fifty (50) miles.

(h)	For purposes of this Agreement, “Change of Control” shall mean the first to occur of any of the following: (i) “change of control event” with respect to the Company, within the meaning of Treas. Reg. 1.409A-3(i)(5); or (ii) During any period of two years, individuals who at the beginning of such period constitute the Board (and any new Director whose election by the Company’s shareholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or (iii) A merger, consolidation, or non-bankruptcy reorganization of the Company with or involving any other entity, other than a merger, consolidation, or non-bankruptcy reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or non-bankruptcy reorganization.

Section 5. Reimbursement of Business Expenses. Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse Employee for all such reasonable business expenses, subject to documentation in accordance with written Company policy, as in effect from time to time.

Section 6. Key-Man Insurance. At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents. Upon the termination of his employment for any reason, Company will allow Employee to convert the insurance policy to a permanent personal life insurance policy.

Section 7. Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 8. Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 9. Governing Law. In the event of any dispute under this Agreement, or relating or arising under the employment relationship (a “Dispute”), this Agreement shall be governed by the laws of the State of Delaware. Each party shall bear his, her, or its own costs, including attorneys’ fees; provided, however, that nothing herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law (such as, but not necessarily limited to, reasonable attorneys’ fees).

Section 10. Notices.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office at 200 Columbine, Suite 500, Denver, Colorado 80206, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 11. Section Headings; Mutual Drafting.

(a) The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(b) The parties are sophisticated and have been represented (or have had the opportunity to be represented) by their separate attorneys throughout the transactions contemplated by this Agreement in connection with the negotiation and drafting of this Agreement and any agreements and instruments executed in connection herewith. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any document or instrument executed in connection herewith, and therefore waive their effects.

Section 12. Entire Agreement. This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee during the Term of Employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the employment of Employee during the Term of Employment.

Section 13. Dodd-Frank Act and Other Applicable Law Requirements. Employee agrees (i) to abide by any compensation recovery, recoupment, anti-hedging or other policy applicable to executives of the Company and its Affiliates, as may be in effect from time to time, as approved by the Board or a duly authorized committee thereof or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) or other applicable law, and (ii) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by Employee and this Agreement with such policies, the Dodd-Frank Act, or other applicable law.

Section 14. Survival of Operative Sections. Upon any termination of Employee’s employment, the provisions of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

EMERALD OIL, INC.

By:	/s/ Seth Setrakian
Name: Seth Setrakian
Title: Chairman of the Compensation Committee
Date: November 5, 2015

EMPLOYEE:

By:	/s/ McAndrew Rudisill
Name: McAndrew Rudisill
Title: Chief Executive Officer and President
Date: November 5, 2015